UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2008

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire 03801

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On March 3, 2008, Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Olive Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Optio Software, Inc., a Georgia corporation (“Optio”). Under the terms of the Merger Agreement, each outstanding share of Optio common stock will be converted into the right to receive $1.85 in cash, less applicable withholding taxes (if any), in a one-step merger transaction whereby Merger Sub will merge with and into Optio (the “Merger”), and Optio will become a wholly owned subsidiary of the Company. In addition, upon consummation of the Merger, each outstanding option to purchase Optio common stock will be cancelled in exchange for a cash payment equal to the excess, if any, of $1.85 over the exercise price per share of the option, multiplied by the number of shares of Optio common stock subject to such option.

The Merger Agreement was unanimously approved by the boards of directors of Optio, Merger Sub and the Company. Consummation of the proposed Merger is subject to certain conditions, including approval of the Merger by the shareholders of Optio on the terms set forth in the Merger Agreement.

The Company and Merger Sub have made customary representations and warranties and covenants in the Merger Agreement. Pursuant to the terms of the Merger Agreement, except in specified circumstances, Optio may not solicit, enter into discussions regarding, or provide information in connection with, alternative transactions. Optio is further required to convene a meeting of shareholders and hold a vote on adoption of the Merger Agreement, even in the event that Optio receives a proposal for an alternative transaction and the board of directors, in accordance with its fiduciary duties, changes its recommendation of the Merger. The Merger Agreement specifies the termination rights of the parties and sets forth the circumstances under which, in connection with termination of the Merger Agreement, Optio may be required to pay the Company a termination fee of $1.5 million. The Merger is targeted to close in the Company’s fiscal 2008 fourth quarter.

Other than the Merger Agreement, there is no material relationship between the Company or Merger Sub, and Optio.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, filed hereto as Exhibit 2.1 and incorporated by reference into this Item 1.01.

In connection with the Merger Agreement, certain directors, executive officers and stockholders (collectively, the “Stockholders”) of Optio have entered into a Voting Agreement (the “Voting Agreement”) with the Company and Optio, pursuant to which each Stockholder has agreed to, and has granted the Company an irrevocable proxy to, vote such Stockholder’s shares of Optio common stock to approve the Merger Agreement and against any other proposal or offer from a third party to acquire Optio. The number of shares of Optio common stock subject to the Voting Agreement shall not exceed 40% of Optio’s outstanding shares of common stock as of the record date of the meeting of Optio shareholders held to vote on adoption of the Merger Agreement. As of March 3, 2008, the Stockholders beneficially owned, in the aggregate, 8,612,775 shares of Optio common stock, or approximately 39% of Optio’s outstanding shares of common stock as of such date.

The foregoing description of the Voting Agreement is not complete and is qualified in its entirety by reference to the Voting Agreement, filed hereto as Exhibit 2.2 and incorporated by reference into this Item 1.01.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Optio plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the Company, Optio, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and Optio through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Optio by contacting Caroline Bembry at (770) 576-3525.

The Company and Optio, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the fiscal year ended June 30, 2007 and its proxy statement dated October 15, 2007. Information regarding Optio’s directors and executive officers is contained in Optio’s Form 10-K for the fiscal year ended January 31, 2007 and its proxy statement dated June 1, 2007, which are filed with the SEC. As of March 3, 2008, Optio’s directors and executive officers beneficially owned approximately 14.1 million shares, or 57%, of Optio’s common stock. In addition, since Optio’s June 1, 2007 proxy statement, executive officers of Optio entered into change of control agreements or amended existing change of control agreements and were awarded cash bonuses and executive officers and directors of Optio were awarded options to purchase a total of 230,000 shares of Optio common stock. A more complete description will be available in the Proxy Statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date: March 3, 2008	By:	/s/ Kevin Donovan
Kevin Donovan
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger, dated as of March 3, 2008, by and among Bottomline Technologies (de), Inc., Olive Acquisition Corp. and Optio Software, Inc.

2.2	Voting Agreement, dated as of March 3, 2008, by and among Bottomline Technologies (de), Inc., Optio Software, Inc. and the Stockholders listed on the signature pages thereto.

99.1	Press Release dated March 3, 2008.

(1)	The schedules to this agreement have been omitted from this filing. The Company will furnish copies of any such schedules to the SEC upon request.